Exhibit 99

For Immediate Release

Contact:Mike Dinneen

Senior Vice President, Director of Marketing & Communications

(856) 552-5013

mdinneen@sunnb.com

Sun Bancorp, Inc. Announces First Quarter Earnings:

Net Income of $0.8 Million, or $0.04 per Diluted Share

Mount Laurel, N.J. – May 2, 2016 –

First Quarter Highlights:

•	Fifth consecutive profitable quarter, with net income of $0.8 million, or $0.04 per diluted share, for the quarter ended March 31, 2016.
•	Average annualized commercial loan growth of 13% in the quarter.
•	Net interest margin increased by 10 basis points to 2.91% in the quarter as average cash fell by $129 million compared to the fourth quarter of 2015.
•	Ongoing expense management as quarterly non-interest expense fell further to $16.5 million, compared to $16.6 million for the fourth quarter of 2015.
•	Strong foundation in place with total risk-based capital ratio of 20.8% and leverage capital ratio of 13.0%.
•	No provision for loan losses in first quarter as asset quality remains strong. Non-performing assets of $3.9 million represent 0.2% of total assets at March 31, 2016.

Sun Bancorp, Inc. (NASDAQ: SNBC), (the “Company”), the holding company for Sun National Bank (the “Bank”), today reported net income of $0.8 million, or $0.04 per diluted share, for the quarter ended March 31, 2016, compared to net income of $1.6 million, or $0.08 per diluted share, for the quarter ended December 31, 2015 and net income of $2.8 million, or $0.15 per diluted share, for the quarter ended March 31, 2015.

“In the first quarter, we announced the termination of our long standing regulatory order and successfully transitioned from a major restructuring phase to a more normalized operating environment,” said Thomas M. O’Brien, President & CEO. “This transition is evidenced by the generation of positive net income from operations and the appearance of the initial signs of the successful execution of our revised business strategy. Our strategic focus on doing a few things well is leading to growth in our Commercial Real Estate and  Commercial and Industrial lending relationships and is improving our retail deposit relationships. This is our fifth consecutive quarter of positive earnings. We feel that this quarter has delivered on our commitment to improve the quality of earnings in 2016.”

Discussion of Results:

Balance Sheet

Total assets decreased to $2.17 billion at March 31, 2016, as compared to $2.21 billion at December 31, 2015 due primarily to a decrease in cash and cash equivalents. Cash and cash equivalents decreased to $136.2 million at March 31, 2016 as compared to $204.3 million at December 31, 2015. The decrease in cash and cash equivalents during the first quarter was primarily due to deposit reductions as well as entering into some loan participations.

Net loans held-for-investment totaled $1.56 billion at March 31, 2016, as compared to $1.53 billion at December 31, 2015. The increase in net loans held-for-investment during the first quarter was due to commercial loan originations of $80.2 million and the agreement to enter into $21.2 million in multifamily loan participations, offset by pay downs of commercial and industrial and consumer loans. Non-owner occupied commercial real estate loan growth totaled approximately $42 million in the quarter, or 27% annualized, while consumer loans fell by approximately $13 million, or 13% annualized, compared to the fourth quarter of 2015, in accordance with our strategic plan.

“We saw solid growth in our commercial loan portfolio as our lending teams continue to grow the Commercial Real Estate segment of the portfolio,” stated O’Brien. “The total growth was partially offset by continued runoff in our Commercial & Industrial business, primarily as the result of the intensely competitive environment in this segment, combined with our risk management discipline. We continue to strategically decrease our consumer loan and investment portfolios, which is freeing up liquidity to redeploy later into higher return, relationship based commercial loans.”

Deposits were $1.70 billion at March 31, 2016, as compared to $1.75 billion at December 31, 2015. This decline resulted from the re-pricing of certain non-relationship retail deposits initiated in 2015.

“We began to implement our relationship-based deposit pricing model in the fourth quarter of 2015,” stated O’Brien. “As a result, we anticipated the exit of non-relationship low balance and single-service depositors. In the second half of the quarter, we began to see growth in our retail deposits as our revised relationship retail deposit model is beginning to reshape the deposit profile into a more profitable position.”

Net Interest Income and Margin

Net interest income was $14.5 million for the quarter ended March 31, 2016, compared to $14.8 million for the quarter ended December 31, 2015 primarily reflecting a decrease in prepayment fees on loans. The impact of the decline in our balance sheet was partially offset by the increase in our net interest margin to 2.91% for the three months ended March 31, 2016 as compared to 2.81% in the linked December 31, 2015 quarter due to an increase in average commercial loan balances of $35.5 million, or 3%, and a decrease in average interest-bearing cash of $129.2 million, or 47%, as compared to the linked fourth quarter.

“Throughout 2015, our net interest margin was pressured by our excess liquidity position,” said O’Brien.  “We are finally able to reverse that trend as our liquidity deployment efforts continue. Our target margin is in the 3.10% range, and we will continue to evaluate lending, participation and investment opportunities. The slow pace of economic activity and the persistently low interest rate environment remain challenges for the Bank.”

Non-Interest Income

Non-interest income was $3.2 million for the quarter ended March 31, 2016, as compared to $3.2 million and $13.1 million for the quarters ended December 31, 2015 and March 31, 2015, respectively.  The decrease from the comparable prior year quarter was primarily attributable to a $9.2 million gain on the sale of bank branches. Deposit service charges and fees declined by $424 thousand from the March 31, 2015 quarter as a result of the overall reduction in branch locations during 2014 and 2015. Investment product income declined from $0.5 million for the quarter ended December 31, 2015, to $0.4 million for the quarter ended March 31, 2016. However, this was offset by an increase in deposit-related fee income from $1.4 million for the quarter ended December 31, 2015, to $1.6 million for the quarter ended March 31, 2016.

“While our overall non-interest income remained flat from the previous quarter, we saw an increase in deposit fee income,” said O’Brien. “The deeper relationship product focus on our redesigned product line already brought greater customer engagement in the form of increased direct deposit and bill pay household penetrations in the first quarter, as well as larger average household balances. However, our alternate investment business, Prosperis Financial Solutions, is continuing to suffer from uncertainty in the capital markets, resulting in lower investment products income.”

Non-Interest Expense

Non-interest expense for the first quarter of 2016 was $16.5 million as compared to $16.6 million for the three months ended December 31, 2015 and $25.2 million for the three months ended March 31, 2015. Non-interest expense for the first quarter of 2016 declined by $8.7 million from the first quarter of 2015, primarily due to a decline of $5.1 million in occupancy and equipment expenses and a $1.5 million decrease in salaries and employee benefits expense as a result of the comprehensive restructuring plan completed in 2015. In addition, problem loan costs decreased for the first quarter of 2016 by $955 thousand from the first quarter of 2015, which included one-time costs associated with loan sales. Finally, for the first quarter of 2016, insurance expense decreased by $369 thousand compared to the first quarter of 2015 due to a reduction in the Bank’s Federal Deposit Insurance Corporation (FDIC) assessment rate in 2016.

“We are generally pleased with the ongoing expense management trend,” said O’Brien. “The Company still continues to bear legacy expenses such as occupancy costs and other long-term contracts. As these obligations sunset over the next two years, we expect our efficiency ratio to continue to improve. Expense management and overall efficiency improvement both continue to be a top focus of management.”

Asset Quality

Asset quality remains strong. Non-performing loans held-for-investment to total gross loans held-for-investment increased modestly to 0.25% at March 31, 2016 as compared to 0.22% at December 31, 2015 due primarily to five residential mortgage loans totaling $1.3 million entering non-accrual status during the three months ended March 31, 2016.  Non-performing loans held-for-investment to total gross loans held-for-investment was 0.73% at March 31, 2015.

There was no provision for loan losses during the quarter ended March 31, 2016 compared to a negative provision for loan losses of $300 thousand in the fourth quarter of 2015 and no provision for loan losses in the first quarter of 2015. In the first quarter of 2016, the Bank recorded net charge-offs of $56 thousand as compared to net charge-offs of $605 thousand in the fourth quarter of 2015 and net charge offs of $2.3 million in the first quarter of 2015. The allowance for loan losses was $18.0 million, or 1.14% of gross loans held-for-investment, at March 31, 2016 as compared to $18.0 million, or 1.16% of gross loans held-for-investment at December 31, 2015 and $20.9 million, or 1.41% of gross loans held-for-investment at March 31, 2015. The allowance for loan losses was 460% of non-performing loans held-for-investment at March 31, 2016 as compared to 578% at December 31, 2015 and 383% at March 31, 2015.

“We are continuing our philosophy of not compromising on our pricing or risk management principles in this highly-competitive lending market for short-term gains,” said O’Brien. “Our teams have worked diligently to maintain our outstanding asset quality measures. The remediation of the Company’s previous asset quality issues has led to asset quality strength. The aggressive actions we took in 2014 and 2015 are a major ingredient in our profitability in each of the last five quarters. Competition for quality loans remains intense in both pricing and in terms being offered, and we are navigating these challenges judiciously.”

Capital

Capital ratios improved further due to balance sheet reductions and internal capital generation through retained earnings. At March 31, 2016, the Bank’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were 17.7%, 18.9%, 17.7% and 13.2%, respectively. At March 31, 2016, the Company’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were 14.0%, 20.8%, 17.4%, and 13.0%, respectively. The Company’s tangible equity to tangible assets ratio was 10.4% at March 31, 2016, as compared to 10.0% at December 31, 2015 and 8.8% at March 31, 2015.

“Despite the ongoing volatility in the capital markets, the Company’s strong balance sheet has us well-positioned to take advantage of a multitude of opportunities,” said O’Brien. “As we continue to increase capital by generating earnings, the strength of our overall foundation allows us to consider credit, capital market and other activities to serve our customers’ growth needs and earn a return for our shareholders. While we remain cautious in our business outlook, we continue our efforts to establish a banking franchise with the ability to deliver outstanding client service and consistent returns. While these economic and business conditions are not without their challenges, we are optimistic about the year ahead.”

Conference Call

The Company’s management will hold a conference call on Tuesday, May 3, 2016 at 1:00 PM (EDT) to discuss results and answer questions from analysts and investors. Participants may listen to or participate in the Company’s earnings conference call via the following:

•	Participants toll-free number: 877-879-6207
•	Conference ID: 5136664

A transcript of the conference call will be available at the Investor Relations section of www.sunnationalbank.com following the call.

About Sun Bancorp, Inc.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.17 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey, and the metro New York region. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which may be identified by the use of such words as “allow,” “anticipate,” “believe,” “continues,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “project,” “reflects,” “should,” “typically,” “usually,” “view,” “will,” “would,” and similar terms and phrases, including references to assumptions.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company and the Bank, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance and other statements contained herein that are not historical facts.  These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) the Company’s ability to attract and retain key management and staff; (ii) changes in business strategy or an inability to successfully execute strategy due to the occurrence of unanticipated events; (iii) the ability to attract deposits and other sources of liquidity; (iv) changes in the financial performance and/or condition of the Bank’s borrowers; (v) changes in consumer spending, borrowing and saving habits; (vi) the ability to increase market share and control expenses; (vii) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (viii) local, regional and national economic conditions and events and the impact they may have on the Company and its customers; (ix) volatility in the credit and equity markets and its effect on the general economy; (x) the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; (xi) the overall quality of the composition of the Company’s loan and securities portfolios; (xii) inflation, interest rate, securities market and monetary fluctuations;(xiii) legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, changes in banking, securities and tax laws and regulations and their application by regulators and changes in the scope and cost of the Federal Deposit Insurance Corporation insurance and other coverages; (xiv) the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (xv) competition among providers of financial services; (xvi) other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2015 and in other filings made pursuant to the Securities Exchange Act of 1934, as amended. No undue reliance should be placed on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures (Unaudited)

This news release references tangible book value per common share and return on average tangible equity, which are non-GAAP financial measures. Management believes that tangible book value per common share and return on average tangible equity are meaningful financial measures because they are two of the measures we use to assess capital adequacy.

Tangible book value per common share (dollars in thousands)

The following reconciles shareholders’ equity to tangible equity by reducing shareholders’ equity by the intangible asset balance at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015.

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Tangible book value per common share:
Shareholders’ equity	$259,457	$256,389	$255,485	$252,926	$249,235
Less: Intangible assets	38,188	38,188	38,188	38,188	38,188
Tangible equity	$221,269	$218,201	$217,297	$214,738	$211,047
Common stock	18,959	18,907	18,901	18,901	18,901
Less: Treasury stock	176	218	231	237	282
Total outstanding shares	18,783	18,689	18,670	18,664	18,619
Tangible book value per common share:	$11.78	$11.68	$11.64	$11.51	$11.34

 Return on Average Tangible Equity (dollars in thousands)

The following provides the calculation of return on tangible equity for the three months ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015.

	Three Months Ended
	March 31, 2016	December 31, 2015	September 31, 2015	June 30, 2015	March 31, 2015
Net income	$826	$1,452	$3,164	$2,828	$2,776
Average tangible equity:
Average shareholders’ equity	$259,353	$257,035	$255,685	$252,391	$249,970
Less: Average intangible assets	38,188	38,188	38,188	38,188	38,188
Average tangible equity	$221,165	$218,847	$217,497	$214,203	$211,782
Return on average tangible equity(1):	1.5%	2.7%	5.8%	5.3%	5.2%

(1)	Annualized

SUN BANCORP, INC AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Profitability for the period:
Net interest income	$14,486	$15,191	$14,815
Provision for (recovery of) loan losses	—	—	(300)
Non-interest income	3,164	13,087	3,204
Non-interest expense	16,524	25,218	16,621
Income before income taxes	1,126	3,060	1,698
Income tax expense	300	284	246
Net income available to common shareholders	$826	$2,776	$1,452
Financial ratios:
Return on average assets (1)	0.2%	0.4%	0.3%
Return on average equity (1)	1.3%	4.4%	2.3%
Return on average tangible equity (1), (2)	1.5%	5.2%	2.7%
Net interest margin (1)	2.91%	2.57%	2.81%
Efficiency ratio	94%	89%	92%
Income per common share:
Basic	$0.04	$0.15	$0.08
Diluted	$0.04	$0.15	$0.08

Average equity to average assets	11.9%	9.6%	11.2%

	March 31,		December 31,
	2016	2015	2015
At period-end:
Total assets	$2,169,750	$2,436,391	$2,210,584
Total deposits	1,703,902	1,959,556	1,746,102
Loans receivable, net of allowance for loan losses	1,559,946	1,463,255	1,530,501
Loans held-for-sale	—	4,766	—
Investments	298,656	382,083	298,858
Borrowings	92,159	67,701	92,305
Junior subordinated debentures	92,786	92,786	92,786
Shareholders' equity	259,457	249,235	256,388

Credit quality and capital ratios:
Allowance for loan losses to gross loans held-for-investment	1.14%	1.41%	1.16%
Non-performing loans held-for-investment to gross loans held-for-investment	0.25%	0.36%	0.20%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	0.25%	0.72%	0.22%
Allowance for loan losses to non-performing loans held-for-investment	460%	383%	578%
Tier 1 common equity risk-based capital:
Sun Bancorp, Inc.	14.0%	13.4%	14.1%
Sun National Bank	17.7%	17.2%	17.9%
Total risk-based capital:
Sun Bancorp, Inc.	20.8%	20.4%	21.0%
Sun National Bank	18.9%	18.4%	19.1%
Tier 1 risk-based capital:
Sun Bancorp, Inc.	17.4%	16.8%	17.6%
Sun National Bank	17.7%	17.1%	17.9%
Leverage capital:
Sun Bancorp, Inc.	13.0%	10.3%	12.2%
Sun National Bank	13.2%	10.5%	12.4%

Book value per common share	$13.81	$13.39	$13.72
Tangible book value per common share	$11.78	$11.34	$11.68

(1)	Amounts for the three months ended are annualized.
(2)

Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$26,934	$21,836
Interest earning bank balances	109,304	182,479
Cash and cash equivalents	136,238	204,315
Restricted cash	5,000	5,000
Investment securities available for sale (amortized cost of $283,875 and $285,838 at March 31, 2016 and December 31, 2015, respectively)	282,628	282,875
Investment securities held to maturity (estimated fair value of $250 and $250 at March 31, 2016 and December 31, 2015, respectively)	250	250
Loans receivable (net of allowance for loan losses of $17,952 and $18,008 at March 31, 2016 and December 31, 2015, respectively)	1,559,946	1,530,501
Restricted equity investments, at cost	15,778	15,733
Bank properties and equipment, net	31,413	31,596
Real estate owned, net	—	281
Accrued interest receivable	4,880	4,657
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	81,684	81,175
Other assets	13,745	16,013
Total assets	$2,169,750	$2,210,584
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,703,902	$1,746,102
Advances from the Federal Home Loan Bank of New York (FHLBNY)	85,560	85,607
Obligations under capital lease	6,599	6,698
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	2,504	1,524
Other liabilities	18,942	21,479
Total liabilities	1,910,293	1,954,196

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $5 par value, 40,000,000 shares authorized; 18,958,928 shares issued and 18,783,125 shares outstanding at March 31, 2016; 18,910,829 shares issued and 18,693,091 shares outstanding at December 31, 2015.	94,795	94,554
Additional paid-in capital	509,936	510,659
Retained deficit	(336,716)	(337,542)
Accumulated other comprehensive loss	(738)	(1,752)
Deferred compensation plan trust	(1,122)	(1,122)
Treasury stock at cost, 175,803 shares at March 31, 2016 and 217,738 shares at December 31, 2015.	(6,698)	(8,409)
Total shareholders' equity	259,457	256,388
Total liabilities and shareholders' equity	$2,169,750	$2,210,584

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2016	2015
INTEREST INCOME:
Interest and fees on loans	$15,031	$15,098
Interest on taxable investment securities	1,680	2,046
Interest on non-taxable investment securities	—	306
Dividends on restricted equity investments	223	209
Total interest income	16,934	17,659
INTEREST EXPENSE:
Interest on deposits	1,292	1,506
Interest on funds borrowed	544	430
Interest on junior subordinated debentures	612	532
Total interest expense	2,448	2,468
Net interest income	14,486	15,191
PROVISION FOR LOAN LOSSES	—	—
Net interest income after provision for loan losses	14,486	15,191
NON-INTEREST INCOME:
Deposit service charges and fees	1,580	2,004
Interchange fees	484	544
Gain on sale of bank branches	—	9,235
Investment products income	377	589
BOLI income	508	512
Other income	215	203
Total non-interest income	3,164	13,087
NON-INTEREST EXPENSE:
Salaries and employee benefits	9,063	10,590
Occupancy expense	2,339	4,967
Equipment expense	1,090	3,514
Data processing expense	1,188	1,308
Professional fees	471	836
Insurance expense	788	1,247
Advertising expense	382	235
Problem loan expense	33	988
Other expense	1,170	1,533
Total non-interest expense	16,524	25,218
INCOME BEFORE INCOME TAXES	1,126	3,060
INCOME TAX EXPENSE	300	284
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$826	$2,776

Basic earnings per share	$0.04	$0.15
Diluted earnings per share	$0.04	$0.15

Weighted average shares - basic	18,739,739	18,616,537
Weighted average shares - diluted	18,837,699	18,639,501

SUN BANCORP, INC. AND SUBSIDIARIES

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(dollars in thousands)

	2016	2015	2015	2015	2015
	Q1	Q4	Q3	Q2	Q1
Profitability for the quarter:
Net interest income	$14,486	$14,815	$15,217	$15,375	$15,191
Provision for loan losses	—	(300)	(1,762)	(1,218)	—
Non-interest income	3,164	3,204	6,453	4,881	13,087
Non-interest expense	16,524	16,621	19,885	18,362	25,218
Income before income taxes	1,126	1,698	3,547	3,112	3,060
Income tax expense	300	246	383	284	284
Net income available to common shareholders	$826	$1,452	$3,164	$2,828	$2,776
Financial ratios:
Return on average assets (1)	0.2%	0.3%	0.5%	0.5%	0.4%
Return on average equity (1)	1.3%	2.3%	4.9%	4.5%	4.4%
Return on average tangible equity (1), (2)	1.5%	2.7%	5.8%	5.3%	5.2%
Net interest margin (1)	2.91%	2.81%	2.81%	2.79%	2.57%
Efficiency ratio	94%	92%	91%	90%	89%
Per share data :
Income per common share:
Basic	$0.04	$0.08	$0.17	$0.15	$0.15
Diluted	$0.04	$0.08	$0.17	$0.15	$0.15
Book value	$13.81	$13.72	$13.68	$13.55	$13.39
Tangible book value	$11.78	$11.68	$11.64	$11.51	$11.34
Average basic shares	18,739,739	18,674,622	18,668,791	18,632,526	18,616,537
Average diluted shares	18,837,699	18,768,931	18,738,517	18,684,597	18,639,501
Non-interest income:
Deposit service charges and fees	$1,580	$1,424	$1,711	$1,849	$2,004
Interchange fees	484	505	512	554	544
Gain on sale of investment securities	—	—	1,466	2	—
Gain on sale of loans	—	—	205	1,226	—
Net gain on sale of bank branches	—	—	1,318	—	9,235
Investment products income	377	458	490	488	589
BOLI income	508	516	512	503	512
Other income	215	301	239	259	203
Total non-interest income	$3,164	$3,204	$6,453	$4,881	$13,087
Non-interest expense:
Salaries and employee benefits	$9,063	$7,814	$9,489	$9,120	$10,590
Occupancy expense	2,339	1,521	3,289	3,034	4,967
Equipment expense	1,090	1,395	2,008	1,500	3,514
Data processing expense	1,188	1,209	1,197	1,304	1,308
Professional fees	471	845	838	711	836
Insurance expense	788	1,049	1,138	1,094	1,247
Advertising expense	382	541	521	223	235
Problem loan expenses	33	167	66	38	988
Other expenses	1,170	2,080	1,339	1,338	1,533
Total non-interest expense	$16,524	$16,621	$19,885	$18,362	$25,218

(1)	Annualized.
(2)

Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

SUN BANCORP, INC. AND SUBSIDIARIES

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(dollars in thousands)

	2016	2015	2015	2015	2015
	Q1	Q4	Q3	Q2	Q1
Balance Sheet at quarter end:
Cash and cash equivalents	$136,238	$204,315	$287,863	$278,863	$388,021
Restricted cash	5,000	5,000	5,000	5,000	13,000
Investment securities	298,656	298,858	313,216	353,245	382,083
Loans held-for-investment
Commercial and industrial	222,828	230,681	218,767	264,344	267,986
Commercial real estate - owner occupied	218,598	228,191	229,478	232,794	259,574
Commercial real estate - non-owner occupied	667,401	625,700	607,375	601,200	446,651
Land and development	86,520	68,070	63,468	57,351	68,609
Residential real estate	241,891	249,975	257,678	265,992	273,118
Home equity and other	140,660	145,892	151,415	157,249	168,234
Total loans	1,577,898	1,548,509	1,528,181	1,578,930	1,484,172
Allowance for loan losses	(17,952)	(18,008)	(18,913)	(20,331)	(20,916)
Net loans held-for-investment	1,559,946	1,530,501	1,509,268	1,558,599	1,463,256
Loans held-for-sale	—	—	—	2,006	4,766
Branch assets held-for-sale	—	—	—	5,604	5,419
Goodwill	38,188	38,188	38,188	38,188	38,188
Total assets	2,169,750	2,210,584	2,289,023	2,379,023	2,436,391
Net deferred tax asset, before valuation allowance	126,744	129,129	129,063	129,597	130,783
Deferred tax valuation allowance	(129,248)	(130,653)	(130,837)	(131,872)	(133,127)
Total deposits	1,703,902	1,746,102	1,819,532	1,876,721	1,959,556
Branch deposits held-for-sale	—	—	—	34,689	33,381
Securities repurchase agreements- customers	—	—	—	—	156
Advances from the FHLBNY	85,560	85,607	85,653	85,698	60,743
Obligations under capital leases	6,599	6,698	6,795	6,880	6,958
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Total shareholders' equity	259,457	256,388	255,485	252,926	249,235

Quarterly average balance sheet:
Loans held-for-investment
Commercial	$1,159,715	$1,124,176	$1,147,236	$1,095,202	$1,051,610
Residential real estate	247,489	255,746	264,396	271,585	284,197
Home equity and other	141,851	146,806	154,124	163,820	186,986
Total loans	1,549,055	1,526,728	1,565,756	1,530,607	1,522,793
Securities and other interest-earning assets	443,303	583,541	619,430	699,687	867,633
Total interest-earning assets	1,992,358	2,110,269	2,185,186	2,230,294	2,390,426
Total assets	2,175,796	2,293,114	2,372,728	2,419,521	2,600,231
Non-interest-bearing demand deposits	417,469	534,551	550,689	521,563	559,793
Total deposits	1,709,820	1,826,704	1,904,398	1,956,592	2,162,142
Total interest-bearing liabilities	1,477,356	1,477,301	1,538,998	1,617,176	1,763,062
Total shareholders' equity	259,353	257,035	255,685	252,391	249,970

SUN BANCORP, INC. AND SUBSIDIARIES

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(dollars in thousands)

	2016	2015	2015	2015	2015
	Q1	Q4	Q3	Q2	Q1
Capital and credit quality measures:
Tier 1 common equity risk-based capital:
Sun Bancorp, Inc.	14.0%	14.1%	14.6%	13.8%	13.4%
Sun National Bank	17.7%	17.9%	18.5%	17.5%	17.2%
Total risk-based capital:
Sun Bancorp, Inc.	20.8%	21.0%	21.8%	20.8%	20.4%
Sun National Bank	18.9%	19.1%	19.7%	18.8%	18.4%
Tier 1 risk-based capital:
Sun Bancorp, Inc.	17.4%	17.6%	18.2%	17.2%	16.8%
Sun National Bank	17.7%	17.9%	18.5%	17.5%	17.1%
Leverage capital:
Sun Bancorp, Inc.	13.0%	12.2%	11.7%	11.3%	10.3%
Sun National Bank	13.2%	12.4%	11.9%	11.5%	10.5%

Average equity to average assets	11.9%	11.2%	10.8%	10.4%	9.6%
Allowance for loan losses to gross loans held-for-investment	1.14%	1.16%	1.24%	1.29%	1.41%
Non-performing loans held-for-investment to gross loans held-for-investment	0.25%	0.20%	0.24%	0.37%	0.36%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	0.25%	0.22%	0.30%	0.40%	0.72%
Allowance for loan losses to non-performing loans held-for-investment	460%	578%	517%	347%	383%
Other data:
Net (charge-offs) recoveries	(56)	(605)	344	615	(2,330)
Classified loans	7,812	5,922	5,803	9,236	8,461
Classified assets	11,018	9,410	9,918	12,442	11,998
Non-performing assets:
Non-accrual loans	3,066	2,207	3,121	5,156	4,611
Non-accrual loans held-for-sale	—	—	—	389	4,766
Troubled debt restructurings, non-accrual	838	910	534	702	854
Real estate owned, net	—	281	909	-	468
Total non-performing assets	$3,904	$3,398	$4,564	$6,247	$10,699

SUN BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS (Unaudited)

(dollars in thousands)

	For the Three Months Ended			For the Three Months Ended
	March 31, 2016			March 31, 2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Loans receivable (1), (2)
Commercial	$1,159,715	$11,429	3.94%	$1,051,610	$10,803	4.11%
Home equity and other	141,851	1,497	4.22	186,986	1,895	4.05
Residential real estate	247,489	2,105	3.40	284,197	2,399	3.38
Total loans receivable	1,549,055	15,031	3.88	1,522,793	15,097	3.97
Investment securities (3)	295,105	1,717	2.33	392,642	2,430	2.48
Interest-earning bank balances	148,198	187	0.50	474,991	297	0.25
Total interest-earning assets	1,992,358	16,935	3.40	2,390,426	17,824	2.98

Total non-interest-earning assets	183,438			209,805
Total assets	$2,175,796			$2,600,231
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposit	$711,631	359	0.20%	$894,851	406	0.18%
Savings deposits	229,070	169	0.30	239,452	127	0.21
Time deposits	351,650	764	0.87	468,046	973	0.83
Total interest-bearing deposit accounts	1,292,351	1,292	0.40	1,602,349	1,506	0.38
Short-term borrowings:
Repurchase agreements with customers	—	—	—	175	—	—
Long-term borrowings:
FHLBNY Advances	85,576	431	2.01	60,758	310	2.04
Obligations under capital lease	6,643	114	6.86	6,994	120	6.86
Junior subordinated debentures	92,786	612	2.64	92,786	533	2.30
Total borrowings	185,005	1,157	2.50	160,713	963	2.40
Total interest-bearing liabilities	1,477,356	2,449	0.66	1,763,062	2,469	0.56
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	417,469			559,793
Other liabilities	21,618			27,406
Total non-interest-bearing liabilities	439,087			587,199
Total liabilities	1,916,443			2,350,261

Shareholders' equity	259,353			249,970
Total liabilities and shareholders' equity	$2,175,796			$2,600,231
Net interest income		$14,486			$15,355
Interest rate spread (4)			2.74%			2.42%
Net interest margin (5)			2.91%			2.57%
Ratio of average interest-earning assets to average interest-bearing liabilities			135%			136%

(1)	Average balances include non-accrual loans, loans held-for-sale, branch assets held-for-sale and branch deposits held-for-sale.
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)

Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for the three months ended March 31, 2016 and 2015 was $0 and $164 thousand, respectively.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS (Unaudited)

(dollars in thousands)

	For the Three Months Ended			For the Three Months Ended
	March 31, 2016			December 31, 2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Loans receivable (1), (2)
Commercial	$1,159,715	$11,429	3.94%	$1,124,176	$11,514%	4.10%
Home equity and other	141,851	1,497	4.22	146,806	1,550	4.17
Residential real estate	247,489	2,105	3.40	255,746	2,178	3.41
Total loans receivable	1,549,055	15,031	3.88	1,526,728	15,242	3.99
Investment securities (3)	295,105	1,717	2.33	306,112	1,724	2.25
Interest-earning bank balances	148,198	187	0.50	277,429	200	0.29
Total interest-earning assets	1,992,358	16,935	3.40	2,110,269	17,166	3.25

Total non-interest-earning assets	183,438			182,845
Total assets	$2,175,796			$2,293,114
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$711,631	359	0.20%	$717,542	$327	0.18%
Savings deposits	229,070	169	0.30	212,641	128%	0.24
Time deposits	351,650	764	0.87	361,970	776	0.86
Total interest-bearing deposit accounts	1,292,351	1,292	0.40	1,292,153	1,231	0.38
Short-term borrowings:
Long-term borrowings
FHLB advances	85,576	431	2.01	85,622	437	2.04
Obligations under capital lease	6,643	114	6.86	6,740	116	6.88
Junior subordinated debentures	92,786	612	2.64	92,786	568	2.45
Total borrowings	185,005	1,157	2.50	185,148	1,121	2.42
Total interest-bearing liabilities	1,477,356	2,449	0.66	1,477,301	2,352	0.64
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	417,469			534,551
Other liabilities	21,618			24,227
Total non-interest-bearing liabilities	439,087			558,778
Total liabilities	1,916,443			2,036,079

Shareholders' equity	259,353			257,035
Total liabilities and shareholders' equity	$2,175,796			$2,293,114
Net interest income		$14,486			$14,814
Interest rate spread (4)			2.74%			2.61%
Net interest margin (5)			2.91%			2.81%
Ratio of average interest-earning assets to average interest-bearing liabilities			135%			143%

(1)	Average balances include non-accrual loans, loans held-for-sale, branch assets held-for-sale and deposits held-for-sale.
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)

Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. There was no fully taxable equivalent adjustment for the three months ended March 31, 2016 and December 31, 2015.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.